UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): 06/30/2006

Unitrin, Inc.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 0-18298

DE	95-4255452
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

One East Wacker Drive, Chicago, IL 60601

(Address of Principal Executive Offices, Including Zip Code)

312-661-4600

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Items to be Included in the Report

Item 8.01. Other Events

In its Quarterly Report on Form 10-Q for the three months ended March 31, 2006, the Company described its various annual catastrophe reinsurance programs. Two of the annual programs renewed on January 1, 2006. The third annual program renews on July 1, 2006 and covers the Company’s Unitrin Kemper Auto and Home segment. The Company has renewed, effective July 1, 2006, this annual program on terms that are substantially different from the prior annual program. The new annual program consists of three separate layers. The first layer provides reinsurance coverage of approximately 65 percent of reinsured catastrophe losses of $30 million above a retention of $40 million. The second layer provides reinsurance coverage of approximately 88 percent of reinsured catastrophe losses of $80 million above a retention of $70 million. The third layer provides reinsurance coverage of approximately 70 percent of reinsured catastrophe losses of $100 million above a retention of $150 million. In addition, if Unitrin Kemper Auto and Home should incur catastrophe losses covered by any layer that exceed its retention, the Company is required to pay a reinstatement premium to the reinsurers to reinstate the full amount of reinsurance available under the layer. The reinstatement premium would be a percentage of the original premium based on the ratio of the losses exceeding the Company’s retention to the reinsurers’ aggregate coverage limit. The program requires one reinstatement of such coverage. The aggregate annual premium, excluding reinstatement premium, for the new annual program is approximately $18.8 million. The Company may purchase additional catastrophe reinsurance for its Unitrin Kemper Auto and Home program, depending on future market conditions.

The old program covering the Company’s Unitrin Kemper Auto and Home segment, effective from July 1, 2005 to July 1, 2006, provided reinsurance coverage of 100 percent of reinsured catastrophe losses of $160 million above a retention of $20 million at an annual cost of approximately $11 million, excluding reinstatement premium of $3.5 million paid to reinstate a portion of the Unitrin Kemper Auto and Home segment’s coverage in 2005.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

Date: June 30, 2006	By:	/s/ Eric J. Draut
Eric J. Draut
Executive Vice President and
Chief Financial Officer